                                                                    Exhibit 10.5

STATE OF NORTH CAROLINA                 )                   SEPARATION AGREEMENT
                                        )                        AND RELEASE
COUNTY OF MECKLENBURG                   )

     THIS AGREEMENT is made this 17th day of October, 2002, by and between US LEC Corp., a Delaware corporation ("Company"), with its principal office in Charlotte, North Carolina, and Francis J. Jules, a resident of Glencoe, Illinois (the "Executive").

     WHEREAS, Executive has been employed by Company as its Chief Executive Officer and has tendered his resignation from his employment as Chief Executive Officer and as a member of Company's Board of Directors, effective as of October 14, 2002; and

     WHEREAS, Company and Executive agree that in exchange for the Release and other consideration provided by Executive, as documented herein, Company will provide Executive with certain additional consideration which it was not otherwise obligated to provide; and

     WHEREAS, Executive and Company desire to terminate their employment relationship in an amicable and definitive manner, and to settle, compromise and resolve any and all claims they may have against each other; and

     WHEREAS, Executive has been allowed at least 21 days within which to consider this Agreement.

     NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Executive and Company hereby agree to the termination of their employment relationship in accordance with the terms and conditions hereinafter set forth:

     1. Term. The term of this Agreement shall commence on October 14, 2002 and shall end on the earlier of April 14, 2003 or the date when Executive commences employment (whether as an employee, consultant, independent contractor or otherwise) outside of Company (the "Term").

     2. Separation from Employment and Payment of Compensation. Company accepts the Executive's resignation from his employment as Chief Executive Officer with, and resignation as a member of the Board of Directors of, Company and any and all of its affiliated and subsidiary entities, effective as of October 14, 2002 (the "Separation Date"). Except as otherwise provided in this Section 2 of this Agreement, Executive acknowledges that Company has paid to Executive all salary and other compensation (excluding all accrued and unused vacation, which will be paid on the next regular payday after it becomes calculable) due and payable during the term of employment through and including the Separation Date. Company shall reimburse Executive for reasonable business expenses incurred by him during his employment with Company under Company's policies on the next regular payday following execution of this Agreement.

     3. Consultation Services. Executive agrees that during the Term of this Agreement, he shall serve as a consultant to the Company in the position of Executive Advisor to the Chairman of the Board. Executive will make himself available from time to time during the Term to assist the Chairman of the Board of Directors with such matters and duties as may be reasonably requested by the Chairman. The parties understand and agree that Executive will not communicate with any employee or representative of Company or its affiliates or subsidiaries other than the Chairman, David Thaeler and Executive's former assistant at Company, Judy Boas. In addition, the parties understand and agree that Executive will not work in any office of the Company or its affiliates or subsidiaries, but instead shall maintain an office in his home during the Term for the purpose of carrying out his responsibilities. Executive understands that he continues to be bound by the terms of Paragraphs 13(a) (as modified below), 13(b) and 14 of that certain Employment Agreement between Company and Executive dated December 18, 2001 (the "Employment Agreement"), and Executive agrees to comply with the provisions set forth therein.

     4. Special Separation Benefits. In consideration of the promises of Executive contained in this Agreement and the performance thereof, Company agrees to provide Executive with the following special separation benefits.

          a. Continuation of Base Salary. During the Term, Company shall provide Executive with a continuation of his monthly base salary in effect immediately prior to the Separation Date (the "Base Salary"), less any standard deductions and withholdings. It is recognized and agreed that Executive's monthly gross base salary immediately prior to the Separation Date was $ 41,666,66. Such salary continuation shall be payable as follows:

               (i) Continuation During First Three Months of the Term. Within ten (10) days after Executive's proper execution of this Agreement, Company will pay to Executive a lump sum amount equal to three months of his Base Salary, less any standard deductions and withholdings, as salary continuation then due to Executive and as an advance against salary continuation for the remaining portions of the first three months of the Term.

               (ii) Continuation During Remaining Period of the Term. During the remaining period of the Term, Company shall provide Executive with a continuation of his Base Salary, less standard deductions and withholdings, payable monthly in equal installments on February 14, 2003, March 14, 2003, and April 14, 2003..

          b. Benefits. In further consideration for Executive's promises contained in this Agreement and his performance thereof, Company shall provide Executive with the following benefits.

               (i) Health Insurance Coverage. During the Term, Company shall reimburse Executive for any actual premium expenses (currently estimated to be $1000.13 per month), incurred during the period from the Qualifying Event for

          COBRA purposes to and including the expiration of the Term (provided that if Executive chooses to not elect COBRA continuation coverage, Company shall have no further obligation under this Subsection 4.b(i)). The Qualifying Event for purposes of Executive's COBRA election shall be the Separation Date.

               (ii) Life Insurance. Company shall assist Executive in converting the $500,000 life insurance coverage provided to Executive by Company in effect immediately prior to the Separation Date to an individual policy and reimburse Executive for actual conversion fees, if any, and for the premiums under the individual policy during the Term. Executive understands and agrees that he shall be solely responsible for all costs and premiums for his voluntary supplemental life insurance coverage. Executive agrees to provide any assistance required by the insurer necessary to obtain the converted policy.

               (iii) Disability Coverage. Company shall purchase a replacement policy which provides coverage for the Executive during the Term equivalent to the short term and long term disability coverage provided to Executive under the plans in existence immediately prior to the Separation Date and Company shall pay the premiums for such policy during the Term. Decisions related to the replacement policy, including but not limited to the choice of insurer, shall be made in the sole discretion of Company. Executive agrees to provide any assistance required by the insurer necessary to obtain the replacement policy.

          All obligations of Company with respect to the replacement policy and the converted policy shall cease on the expiration of the Term.

               (iv) Indemnification. As further consideration for Executive's agreements and promises contained in this Agreement and the performance thereof, Company agrees that Executive shall be entitled to be indemnified in his capacity as an officer and director of the Company on the same basis as other officers and directors of the Company as of the Separation Date, and that Company will continue to include Executive in its directors and officers insurance coverage provided generally to other officers and directors of the Company as of the Separation Date for a period of six (6) years after the Separation Date.

               (v) Legal Fees. As further consideration for Executive's agreements and promises contained in this Agreement and the performance thereof, Company agrees to reimburse Executive for reasonable legal fees incurred in connection with the negotiation of this Agreement, up to a maximum of $2,500.

All other benefits to which Executive was entitled prior to the Separation Date shall cease as of the Effective Date. Executive understands and agrees that he shall not accrue vacation or other leave after the Separation Date.

          c. Administrative Assistance. During the Term, Executive shall be entitled to continue the reasonable use of the administrative support services of Judy Boas in carrying out the responsibilities referred to in Section 3 of this Agreement. Company shall also provide Executive with voicemail and e-mail services, and shall reimburse Executive for reasonable and necessary expenses incurred by him in the use of a cellular telephone and home computer in carrying out the responsibilities referred to in Section 3 of this Agreement. Executive's use of such services and items shall be subject to the terms and conditions of the Company's applicable policies.

          d. Stock Options. Company and Executive hereby agree to the modification of Paragraph 4 of that certain Stock Option Agreement between Executive and Company dated December 18, 2001 (the "Stock Option Agreement") by striking the entire paragraph and inserting in its place the following:

          "4. Option Termination Date. Nothwithstanding any other provision of this Stock Option Agreement, the Option may be exercised on or before April 14, 2004 (the "Option Termination Date"), but only to the extent of 100,000 shares. Upon the close of business on the Option Termination Date, the Option and all rights thereunder (other than the Executive's right to Shares theretofore purchased under the Option) shall terminate and become null and void."

     Furthermore, Company agrees to waive the terms of Paragraph 5 of the Stock Option Agreement. Executive understands and agrees that he will not be granted any further options by the Company and that any prior agreement to grant options to Executive after October 14, 2002 is hereby cancelled, null and void.

          e. Outplacement Services. Company shall provide Executive with professional executive outplacement services during the Term at the Center for Executive Option at Drake Beam Morin or other outplacement services acceptable to Executive. Executive agrees to use his best efforts to diligently seek and obtain employment during the Term. Executive agrees to notify Company of his acceptance of an offer of employment immediately after he communicates his acceptance to the prospective employer.

          f. Release from Restrictive Covenant. As further consideration for the promises and agreements of Executive contained in this Agreement and the performance thereof, Company releases Executive from the restrictions set forth in Paragraph 13(c) of the Employment Agreement after the Effective Date of this Agreement. As further consideration for Executive's promises and agreements, Company and Executive hereby agree to the modification of Paragraph 13(a) of the Employment Agreement by deleting the entire paragraph and inserting in its place the following:

          Employee will not for himself or on behalf of any other person, firm, entity, partnership or corporation, solicit, call upon or approach, or provide confidential information to any other person, to enable such person to solicit, call upon or approach, any Customer of US LEC for the purpose of (i) soliciting business from such Customer, (ii) providing to such Customer any products or services which are the same as or similar to those provided to Customers by US LEC, or (iii) encouraging such Customer to limit, reduce or cease doing business with US LEC. Further, Employee agrees that he will not be involved in identifying any Customers to be contacted or solicited by others and shall not direct others to contact or solicit such Customers. For purposes of this subparagraph (a) of this Paragraph 13, "Customer" shall include all existing customers of US LEC on the effective date of Employee's termination and all customers contacted or solicited by Employee or by US LEC with Employee's knowledge within twelve (12) months prior to the effective date of Employee's termination.

     The restrictions contained in Paragraphs 13(a) (as modified herein), 13(b) and 14 of the Employment Agreement remain in full force and effect.

     5. Pension and Profit-Sharing Benefits. Company will direct the trustee or administrator to distribute the Executive's vested accrued benefits, if any, in Company's pension and profit-sharing plans in accordance with the provisions of said plans.

     6. Return of Property. Company will return to Executive all of his personal effects and property which are in Company's possession or control. Executive will return to Company all property of Company (including but not limited to, all keys to Company's offices, all vehicles and keys thereto, all keys to the apartment leased for Executive in Charlotte, North Carolina, and all documents, records, and equipment) which are in Executive's possession or control, including all copies and summaries of any of Company's confidential or proprietary information, within ten (10) days after execution of this Agreement.

     7. Release by Executive. In consideration for the special separation benefits described above in Subsections 4a, b, c, d, e and f and the Release set forth in Section 8 of this Agreement, each of which provides separate and independent sufficient consideration for this Release, Executive, for himself, his heirs, executors, administrators, and assigns, hereby releases, waives, and forever discharges Company, its owners, its health or welfare benefits plans, affiliates, predecessors, successors, parent company, subsidiaries, and assigns, and their respective officers, directors, trustees, employees, representatives and agents, from any and all claims or liabilities of whatever kind or nature which he has ever had or which he now has, at the time of or prior to his execution of this Agreement, known or unknown, including, but not limited to, contract claims; claims for bonuses, severance pay, employee or fringe benefits; and claims based on any state or federal wage, employment, or common laws, statutes, or amendments thereto, including, but not limited to: (i) any claim under the Employee Retirement Income Security Act, 29 U.S.C. (S) 1001 et seq., the Family Medical and Leave Act, 29 U.S.C. (S) 2611, et seq., or COBRA, (ii) age discrimination claims under the Age Discrimination in Employment Act (ADEA), 29 U.S.C. (S) 621 et seq., (iii) any race, color, religion, sex, or national origin discrimination claims under Title VII of the 1964 Civil Rights Act, 42 U.S.C. (S) 2000(e) et seq., (iv) any claim under the Americans with Disabilities Act (ADA), 42 U.S.C. (S) 12102 et seq., (v) any other claims related to or arising out of his entering into this Agreement , his separation from Company and its affiliates and subsidiaries, his status as a shareholder in Company, and/or of his former employment relationship with Company, or (vi) any claims for damages due to personal injury or for compensatory or punitive damages. Executive further agrees not to file, institute or pursue any lawsuit, claim or action against such entities and individuals relating to those claims. (This release and waiver does not apply to claims that may arise after the date this Agreement is executed, including but not limited to claims for breach of this Agreement.) Failure of consideration by Company shall render Executive's release contained in this Agreement null and void.

NOTE: You have the right to consider this Agreement for at least twenty-one days before accepting it. Before executing this Agreement and Release, you are advised to consult with an attorney of your choice, at your expense.

     8. Release by Company. In consideration for Executive's entrance into and promises contained in this Separation Agreement and the release set forth in
Section 7, Company, for itself, its administrators and assigns, hereby releases, waives, and forever discharges Executive from any and all claims or liabilities of whatever kind or nature which it has ever had or which it now has, known or unknown, including, but not limited to, contract claims; tort claims; and claims based on any state or federal common laws or statutes; provided however that Company does not release, waive or discharge claims based on any violation by Executive of the confidentiality provisions and restrictive covenants contained in the Employment Agreement. (This release and waiver does not apply to claims that may arise after the date this Agreement is executed, including but not limited to claims for breach of this Agreement.) Failure of consideration by Executive shall render Company's release contained in this Agreement null and void.

     9. Nondisparagement and Confidentiality.

          (a) Executive. As further consideration of the special severance benefits described in Subsections 4a, b, c, d, e and f of this Agreement, each of which constitutes separate and independent sufficient consideration, Executive also agrees that he will, at all times hereafter, refrain from making any untrue, misleading, or defamatory statements or representations, either orally or in writing, regarding Company, its affiliates and subsidiaries, and their respective officers, directors, shareholders, employees, agents, predecessors and related entities, and will not disclose or communicate to any person, firm or entity any confidential or proprietary business information of Company, its affiliates and subsidiaries or information the disclosure of which is or is likely to be harmful or damaging to, or inimical to the best interests of, Company, its affiliates and subsidiaries, and/or their respective officers, directors, shareholders, employees, agents, predecessors and related entities, which he learned or which came to his attention during the course of his employment with Company.

          (b) Company. Company agrees to use reasonable efforts to prevent its directors, officers, and management employees from making any untrue, misleading, or defamatory statements or representations, either orally or in writing, regarding Executive.

          (c) Confidentiality of Agreement. The parties further agree to keep the content of the negotiations for, and the terms of, this Agreement in strict confidence, except as disclosure is required by law. Executive agrees not to disclose (except to the extent previously disclosed by the Company), this document its contents, or subject matter to any person other than his spouse, attorney, accountant, or income tax preparer, and to the extent Executive is permitted to disclose and does disclose such information, he agrees to require, and warrants, that the person receiving such information will maintain its confidentiality. This provision does not prevent Executive from informing any future employers of his obligations to Company under the terms of Paragraphs 13(a), 13(b), 13(d), 14, and 15 of the Employment Agreement.

     10. Scope of Agreement; Modification. Except as to the terms of Paragraphs 13(a), 13(b), 13(d), 14, and 15 of the Employment Agreement, the terms of Paragraphs 17(e), 17(g) and 17(i) of the Employment Agreement as they relate to Paragraphs 13(a), 13(b), 13(d), 14, and 15 of the Employment Agreement, and the terms of the Stock Option Agreement (as modified by Section 4.d. of this Agreement), the terms of which shall survive and be in addition to the terms of this Agreement, this Agreement discharges and cancels all previous agreements between the parties and contains the entire agreement between the parties on this matter; no agreements, representations, or statements of either party not contained herein shall be binding on such party, This Agreement shall not be modified, amended, altered or waived except by separate written agreement signed by Company and Executive.

     11. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Executive and Company and their respective heirs, successors, assigns, and legal representatives.

     12. Severability. In the event any portion of this Agreement is determined to be invalid under any applicable law by a court of competent jurisdiction, such provision shall be deemed void and the remainder of this Agreement shall continue in full force and effect.

     13. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given
(i) upon hand delivery, (ii) on the third day following delivery to the U.S. Postal Service as certified mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested. Any such notice or communication shall be delivered or directed to a party at its address set forth below or at such other address as may be designated by a party in a notice given to the other party in accordance with the provisions of this Subsection.

          Notice to US LEC shall be sent to:

               US LEC Corp.
               6801 Morrison Boulevard
               Morrocroft III
               Charlotte, NC 28211
               Attn:  Secretary

               Notice to Employee shall be sent to:

               Francis J. Jules
               at his last address filed with US LEC

               With a copy to:

               Mayer, Brown, Rowe & Maw
               190 South LaSalle Street
               Chicago, IL 60603
               Attn. Herbert W. Krueger

     14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

     15. Arbitration. In the event that any disagreement or dispute should arise between the parties hereto with respect to this Agreement, then such disagreement or dispute shall be submitted to arbitration in Charlotte, North Carolina in accordance with the rules then pertaining to the American Arbitration Association with respect to commercial disputes; provided, however, that this provision will not affect or limit US LEC's right to seek and obtain temporary, preliminary and permanent injunctive relief for Executive's violation of Sections 13 (as modified by Section 4 of this Agreement) or 14 of the Employment Agreement (or any part thereof) in a court of law. Judgment upon any arbitration award may, after its rendering, be entered in any court of competent jurisdiction by either party. After any demand for arbitration pursuant to this Agreement and prior to any scheduled arbitration date, either party to such arbitration proceedings shall be entitled to discovery according to the provisions and within the time limits prescribed in Rule 34 and Rule 26(c)of the North Carolina Rules of Civil Procedure with respect to all materials and records in the possession of either party hereto, or in the possession of others, which are relevant to the matter or matters to be arbitrated.

     16. Jurisdiction and Venue. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the parties hereto specifically consent and agree that:

               (i) the courts of the State of North Carolina and/or the United States Federal Courts located in the State of North Carolina shall have exclusive jurisdiction over each of the parties hereto and over the subject matter of any such proceedings; and

               (ii) the venue of any such action shall be in Mecklenburg County, North Carolina and/or the United States District Court for the Western District of North Carolina, Charlotte, North Carolina.

     17. Effective Date. This Agreement shall not become effective and enforceable until after seven (7) days following its execution by Executive and may be revoked by Executive at any time within the seven day period.

     18. Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     IN WITNESS WHEREOF, Company and Executive have executed this Agreement on the day and year first written above.

                                        EXECUTIVE:


                                        /s/ Francis J. Jules              (SEAL)
                                        ----------------------------------
                                        Francis J. Jules

                                        US LEC CORP.


                                        By: /s/ David Thaeler
                                            ------------------------------
                                        Title: Vice President